SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                                 FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number 0-26060

             Decade's Monthly Income and Appreciation Fund -
                          A Limited Partnership
         (exact name of registrant as specified in its charter)

      250 Patrick Boulevard, Suite 140, Brookfield, Wisconsin 53045
                        Telephone:  414-792-9200
           (Address, including zip code, and telephone number,
                  including area code, of registrant's
                      principal executive offices)

                      Limited Partnership Interests
        (Title of each class of securities covered by this Form)

                                  None
         (Titles of all other classes of securities for which a
       duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspect the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [X]
     Rule 12g-4(a)(1)(ii)     [X]       Rule 12h-3(b)(2)(i)      [  ]
     Rule 12g-4(a)(2)(i)      [  ]      Rule 12h-3(b)(2)(ii)     [  ]
     Rule 12g-4(a)(2)(ii)     [  ]      Rule 15d-6               [  ]
     Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record as of the certification or
notice date:   167

     Pursuant to the requirements of the Securities Exchange Act of 1934 Decade's Monthly Income and Appreciation Fund has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: ___1/2/96___            BY:__/s/ Jeffrey Keierleber__
                                 Jeffrey Keierleber, General Partner of
                                   Decade Companies, General Partner of
                                   the Partnership